Bingham McCutchen LLP

150 Federal Street

Boston, MA

02110-1726

T 617.951.8000

F 617.951.8736

April 28, 2008

Bell Boyd & Lloyd LLP

1615 L St., N.W., Suite 1200

Washington, DC 20036 - 5625

Re:	Pearl Mutual Funds

As special Massachusetts counsel for Pearl Mutual Funds (the “Registrant”), a Massachusetts business trust, we consent to the incorporation by reference of our opinion dated June 12, 2001 for each of the Registrant’s series designated Pearl Total Return Fund and Pearl Aggressive Growth Fund, filed with the Registrant’s registration statement on Form N-1A, Securities Act File No. 333-53390 on June 15, 2001.

In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ BINGHAM McCUTCHEN LLP
BINGHAM McCUTCHEN LLP